Exhibit 99.2

CF Industries Holdings, Inc.

Selected Financial Information

Reconciliation of Non-GAAP Disclosure Items

Reconciliation of net earnings (loss) to EBITDA:

	Twelve Months Ended December 31,
(in millions)	2006	2005	2004	2003

Net earnings (loss)	$33.3	$(39.0)	$67.7	$(18.4)
Interest expense (income) - net	(9.6)	(0.6)	16.8	21.6
Income tax provision (benefit)	19.7	126.9	41.4	(12.6)
Depreciation, depletion and amortization	94.6	97.5	108.6	105.0
Less: Loan fee amortization (a)	(0.6)	(0.8)	(1.0)	(0.4)

EBITDA	$137.4	$184.0	$233.5	$95.2

(a) To adjust for amount included in both interest and amortization.

EBITDA is defined as net earnings (loss) plus interest expense (income) – net, income tax provision (benefit) including taxes on the cumulative effect of a change in accounting principle and depreciation, depletion and amortization. We have presented EBITDA because our management believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA.

Reconciliation of cash provided by operating activities to adjusted free cash flow:

	Twelve Months Ended December 31,
(in millions)	2006	2005	2004

Net cash provided by operating activities	$203.6	$137.2	$344.2
Less:
Customer advances - net	(28.9)	(79.9)	45.5
Other changes in working capital	19.4	(25.2)	55.8
Capital expenditures	59.3	69.4	33.7
Distributions to minority interest	19.0	5.7	26.3
Dividends paid on common stock	4.4	1.1	—

Adjusted free cash flow	$130.4	$166.1	$182.9

Adjusted free cash flow is defined as net cash provided by operating activities less: customer advances – net, changes in working capital (accounts receivable, margin deposits, inventories, accounts payable and accrued expenses, and product exchanges – net), capital expenditures, distributions to minority interest, and dividends paid on common stock. We believe that adjusting principally for the swings in non-cash operating working capital items due to seasonality, additions to property, plant and equipment, and distributions to owners assists in the assessment of liquidity and financial strength. We use adjusted free cash flow as a supplemental financial measure in the evaluation of liquidity and financial strength.